Exhibit 1.1

                       VAN KAMPEN UNIT TRUSTS, SERIES 480

                                 TRUST AGREEMENT

                             Dated: January 18, 2005

     This Trust Agreement among Van Kampen Funds Inc., as Depositor, The Bank of New York, as Trustee and Edward D. Jones & Co., L.P., as Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Van Kampen Focus Portfolios, Effective for Unit Investment Trusts Established On and After May 2, 2001 (Including Series 284 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II

                      SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:

     1. The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

     2. The fractional undivided interest in and ownership of the Trust represented by each Unit thereof referred to in Section 1.01(56) is initially an amount the numerator of which is one and the denominator of which is the amount set forth under "Initial number of Units" for the Trust in the "Summary of Essential Financial Information" in the Prospectus.

     3. The aggregate number of Units described in Section 2.03(a) for each Trust is that number of Units set forth under "Initial number of Units" for the Trust in the "Summary of Essential Financial Information" in the Prospectus.

     4.   Section 1.01(5) is replaced in its entirety by the following:

     "(5) "Business Day" shall mean any day on which the New York Stock Exchange is open for regular trading."

     5. The terms "Capital Account Distribution Date" and "Income Account Distribution Date" shall mean the "Distribution Dates" set forth in the "Summary of Essential Financial Information" in the Prospectus.

     6. The terms "Capital Account Record Date" and "Income Account Record Date" shall mean the "Record Dates" set forth in the "Summary of Essential Financial Information" in the Prospectus.

     7. The term "Mandatory Termination Date" shall mean the "Mandatory Termination Date" for each Trust set forth in the "Summary of Essential Financial Information" in the Prospectus.

     8. The Trustee's annual compensation rate described in Section 7.04 shall be that amount set forth under "Trustee's fee and operating expenses" in the "Fee Table" in the Prospectus.

     9. Section 1.01(3) of Standard Terms and Conditions of Trust is hereby replaced with the following:

     "(3) the term "Supervisor" shall mean Edward D. Jones & Co., L.P. and its successors in interest, or any successor portfolio supervisor as hereinafter provided."

     10. Sections 5.01(b) and (c) are replaced in their entirety by the following:

     "(b) During the initial offering period of a Trust (as determined by the Depositor), the Evaluation for each Security shall be made in the following manner: (i) with respect to Securities for which market quotations are readily available, such Evaluation shall be made on the basis of the market value of such Securities; and (ii) with respect to other Securities, such Evaluation shall be made on the basis of the fair value of such Securities as determined in good faith by the Trustee. If the Securities are listed on a national or foreign securities exchange or traded on the Nasdaq Stock Market, Inc. and market quotations of such Securities are readily available, the market value of such Securities shall generally be based on the last available closing sale price on or immediately prior to the Evaluation Time on the exchange or market which is the principal market therefor, which shall be deemed to be the New York Stock Exchange if the Securities are listed thereon. In the case of Zero Coupon Obligations, such Evaluation shall be made on the basis of current offer side prices for the Zero Coupon Obligations as obtained from investment dealers or brokers who customarily deal in securities comparable to those held by the Trust and, if offer side prices are not available for the Zero Coupon Obligations, on the basis of offer side price for comparable securities, by determining the valuation of the Zero Coupon Obligations on the offer side of the market by appraisal or by any combination of the above. If the Trust holds Securities denominated in a currency other than U.S. dollars, the Evaluation of such Security shall be converted to U.S. dollars based on current offering side exchange rates (unless the Trustee deems such prices inappropriate as a basis for valuation). For each Evaluation, the Trustee shall also confirm and furnish to the Depositor the calculation of the Trust Evaluation to be computed pursuant to Section 6.01.

     (c) After the initial offering period of Units of a Trust (as determined by the Depositor), Evaluation of the Securities shall be made in the manner described in Section 5.01(b) on the basis of current bid side prices for Zero Coupon Obligations and the bid side value of any relevant currency exchange rate expressed in U.S. dollars."

     11. The second sentence of Section 7.01(e)(2)(E) shall be replaced in its entirety by "Such Prospectus shall also contain disclosure concerning the Depositor's responsibilities described in (D) above."

     IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.


                              VAN KAMPEN FUNDS INC.

                             By /s/ JOHN F. TIERNEY
               --------------------------------------------------
                               Executive Director


                           EDWARD D. JONES & CO., L.P.

                               By /s/ MARY BURNES
             ------------------------------------------------------
                                    Principal


                              THE BANK OF NEW YORK

                             By /s/ DESMOND O'REGAN
                  --------------------------------------------
                                 Vice President


                          SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED
                                       IN
                       VAN KAMPEN UNIT TRUSTS, SERIES 480

     [Incorporated herein by this reference and made a part hereof is the "Portfolio" schedule as set forth in the Prospectus.]